                                                                    Exhibit 10.2

                     THE MARKED PORTIONS OF THIS AGREEMENT
                    HAVE BEEN OMITTED AND FILED SEPARATELY
                        WITH THE COMMISSION PURSUANT TO
                     A REQUEST FOR CONFIDENTIAL TREATMENT


                                   Amendment
                                      to
                             Concession Agreement


This Amendment modifies and amends the terms of that certain Concession Agreement executed as of the 17th day of September 1996 (the "Agreement") by and between SeaVision, Inc., a Delaware corporation (hereinafter referred to as "SeaVision"), and Royal Caribbean Cruises Ltd., a Liberian corporation (hereinafter referred to as "Royal").

l.  Operators.  Section 10 of the Agreement is hereby amended to delete the
    ---------
    requirement for SeaVision to post one Operator to each Ship at SeaVision's cost and expense. In lieu thereof, Royal will either employ the operator at its own cost or reimburse SeaVision for one hundred percent of the salary, travel, payroll taxes and fringe benefits of the Operator (if Royal requests SeaVision to provide the operator). SeaVision will train such operators at no charge to Royal.

2.  Fee.  A new Section 1.b(xi) is hereby added to the Agreement:  "Royal agrees
    ---
    to pay SeaVision the sum of [Redacted - Confidential Treatment Requested] per passenger cabin per day (the "Operating Fee") effective October 1, 1997 through February 28, 1998 (the "Extension Period") for each passenger cabin covered under the Agreement. Unless otherwise agreed to by the parties in writing prior to February 28, 1998 the Operating Fee will increase to [Redacted - Confidential Treatment Requested] per passenger cabin per day on March 1, 1998.

3.  Termination Rights.  Notwithstanding anything in the Agreement to the
    ------------------
    contrary, at the expiration of the Extension Period, SeaVision may terminate the Agreement without cause upon thirty (30) days prior written notice to Royal. Royal may terminate the Agreement without cause at any time upon thirty (30) days prior written notice to SeaVision.

4.  Purchase Option.   SeaVision hereby agrees that Royal has the right at any
    ---------------
    time during the Extension Period or any further extension thereafter to purchase the hardware and a perpetual, non-transferable license to use the Software on the Covered Vessels for a price not to exceed [Redacted - Confidential Treatment Requested] per Covered Vessel. Upon notification of such purchase and payment of the total purchase price, each party's obligations under this Amendment and the Agreement shall terminate, except to the extent any provision expressly survives the termination of the Agreement or Amendment.

5.  Maintenance. Royal and SeaVision agree to discuss the terms of an agreement
    -----------
    regarding ongoing maintenance and support to be executed in the event Royal exercises its purchase option set forth above. The maintenance agreement shall provide for maintenance to be provided at a fee not to exceed [Redacted - Confidential Treatment Requested]/hour, plus travel and expenses. The hourly fee will be subject to an annual adjustment, not to exceed the increase in Consumer Price Index (from relevant industry). The maintenance agreement will also provide for the software source code to be placed in escrow in a mutually agreeable location.

6.  Transferability.   In the event of the sale of one of the Royal vessels
    ---------------
    (or the vessel is otherwise withdrawn from service) on which the System is installed, Royal may transfer all of such vessel's rights hereunder and under the Agreement, including the Software license, to a different vessel operating under the Royal brand.

7.  Additional Terms.  Except as, expressly amended herein, the Agreement
    ----------------
    remains in full force and effect.

8.  Facsimile Copies.  In order to expedite the execution of this Amendment, the
    ----------------
    parties agree that facsimile copies of this Amendment shall be treated its originals until such time as original documents are executed and delivered.



In witness whereof, the parties have executed this Amendment on the dates set forth below.



SeaVision, Inc.

By: /s/ Brian K. Blair
   ------------------------------------
Name:   Brian K. Blair
Title:  President
Dated:  October 16, 1997



Royal Caribbean Cruises Ltd.

By: /s/ Richard J. Glasier
   -------------------------------------
Name:  Richard J. Glasier
Title: Exec. V. P. & Chief Financial Officer
Dated: October 16, 1997